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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
FORM S-8
Registration Statement
Under
The Securities Act of 1933, as amended.

FIRST AMERICAN SCIENTIFIC CORP.
(Exact name of registrant as specified in charter.)

NEVADA	88-0338315
(State of other jurisdiction or organization)	(I.R.S. Employer of incorporation Identification Number)

100 Park Royal South
Suite 811
West Vancouver, British Columbia, Canada V7T 1A2
(604) 913-9035
(Address and telephone of executive offices, including zip code.)

THE FIRST AMERICAN SCIENTIFIC CORP.
2006 NONQUALIFIED STOCK OPTION PLAN

John B. Nichols, President
First American Scientific Corp.
100 Park Royal South
Suite 811
West Vancouver, British Columbia, Canada V7T 1A2
(604) 913-9035
(Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Conrad C. Lysiak, Esq.
601 West First Avenue
Suite 903
Spokane, Washington 99201
(509) 624-1475

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Aggregate Proposed Maximum Offering Price per Unit/Share	Proposed Maximum Aggregate Offering Price [1]	Amount of Registration Fee [1]

Common Shares,	5,000,000	$0.04	$200,000	$21.40
$0.001 par value,
issuable upon exercise
of stock options by
Grantees

Totals	5,000,000	$0.04	$200,000	$21.40

[1]     Based upon the mean between the closing bid and ask prices for common shares on October 25, 2006 in accordance with Rule 457(c).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

We hereby incorporate by reference the following:

a)     Our last Form 10-KSB filed with the Securities and Exchange Commission ("SEC").

b)     All other reports, proxy statements and information statements filed subsequent to the foregoing Form 10-KSB to pursuant to Section 13(a) of the
        Securities Exchange Act of 1934 (the "Exchange Act").

ITEM 4.     DESCRIPTION OF SECURITIES.

Common Stock.

Our authorized common stock consists of 200,000,000 shares of $0.001 par value common stock. As of October 25, 2006, 192,768,955 shares are issued and outstanding. 181,821,455 shares are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Act") and 10,947,500 shares are "restricted securities" as that term is defined in Rule 144 promulgated under the Act.

In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one (1) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of common stock or the average of the weekly trading volume of the common stock during the four calendar weeks prior to such sale. The provision relating to the weekly trading volume may not be relied upon by sellers of our common stock. Sellers of our common stock under, Rule 144, must file a Form 144 with the SEC. If the shares of common stock have been held for more than two (2) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required to be filed with the SEC. Sales under Reg. 144 may have a depressive effect on the market price of our common stock.

All of our shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of our common stock could, if they chose to do so, elect all of our directors.

Upon liquidation, dissolution or winding up of our affairs, our assets, after the payment of liabilities, will be distributed pro rata to the holders of our common stock. Holders of our common stock do not have preemptive rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares. The shares of our common stock presently outstanding are fully paid and non-assessable.

Dividends

Holders of our common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available therefore. No dividends have been paid on our common shares since inception, and none is contemplated in the foreseeable future.

Transfer Agent

Our transfer agent is Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119. Its telephone number is (702) 361-3033.

ITEM 5.     INTEREST OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to our articles of incorporation and the laws of the state of Nevada, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Nevada.

Regarding indemnification for liabilities arising under the Act which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 7.     EXEMPTION FROM REGISTRATION.

None; not applicable.

ITEM 8.     EXHIBITS.

The following documents are incorporated herein by reference from the Company's Form 10 Registration Statement, SEC file #0-27094, as filed with the Securities and Exchange Commission:

Exhibit No.	Description
3.1	Articles of Incorporation of First American Scientific Corporation.
3.2	Bylaws of First American Scientific Corporation.
4.1	Specimen Stock Certificate
28.1	Consultant and Employee Stock Compensation Plan.

The following documents are incorporated herein by reference from the Company's Form S-8, SEC File # 333-06851, as filed with the Securities and Exchange Commission on June 26, 1996:

Exhibit No.	Description
10.1	The 1996 Nonqualified Stock Option Plan.

The following documents are incorporated by reference from the Company's Form 10-KSB for the period ending June 30, 1997:

Exhibit No.	Description
3.3	Articles of Incorporation of 521345 B.C. Ltd.

The following documents are incorporated by reference from the Company's Form 10-KSB for the period ending June 30, 1998:

Exhibit No.	Description
3.4	Amended Articles of Incorporation.

The following documents are incorporated herein by reference from the Company's Form S-8, SEC file #333-63041, as filed with the Securities and Exchange Commission on September 8, 1998:

Exhibit No.	Description
10.10	1998 Nonqualified Stock Option Plan.

The following documents are incorporated herein by reference from the Company's Form S-8, SEC file #333-86995, as filed with the Securities and Exchange Commission on September 13, 1999:

Exhibit No.	Description
10.11	1999 Nonqualified Stock Option Plan.

The following documents are incorporated herein by reference from the Company's Form S-8, SEC file #333-40234, as filed with the Securities and Exchange Commission on June 27, 2000:

Exhibit No.	Description
3.5	Amendment Articles of Incorporation as at June 12, 2000.
10.14	2001 Nonqualified Stock Option Plan.

The following documents are incorporated herein by reference from the Company's Form 10-KSB for the period ended June 30, 2000:

Exhibit No.	Description
10.15	Conditional Agreement with Henry Stritek

The following documents are incorporated herein by reference from the Company's Form S-8, SEC file #333-59926, as filed with the Securities and Exchange Commission on May 1, 2001:

Exhibit No.	Description
10.16	2001A Nonqualified Stock Option Plan.

The following documents are incorporated herein by reference from the Company's Form 10-KSB for the period ended June 30, 2002:

Exhibit No.	Description
10.17	Alliance between Honeywell Ltd. and the Company
10.18	Agreement between Beau Pre Explorations Ltd. and the Company
10.19	Agreement between The Rubber Black Corporation and the Company

The following documents are incorporated herein by reference from the Company's Form S-8, SEC file #333-102560, as filed with the Securities and Exchange Commission on January 17, 2003:

Exhibit No.	Description
10.1	2003 Nonqualified Stock Option Plan.

The following documents are incorporated herein by reference from the Company's Form 10-KSB for the period ended June 30, 2003:

Exhibit No.	Description
14.1	Code of Ethics
99.1	Representative Agreement Between Environmental Management Systems Institute Inc. and the Company
99.2	Audit Committee Charter
99.3	Disclosure Committee Charter

The following documents are incorporated herein by reference from the Company's Form S-8, SEC file No. 333-111079, as filed with the Securities and Exchange Commission on December 11, 2003.

Exhibit No.	Description

10.1	2004 Nonqualified Stock Option Plan.

The following documents are incorporated herein by reference from the Company's Form S-8, SEC file No. 333-117589, as filed with the Securities and Exchange Commission on July 23, 2004.

Exhibit No.	Description

10.1	2004 Nonqualified Stock Option Plan.

The following documents are incorporated herein by reference from the Company's Form S-8, SEC file No. 333-122786, as filed with the Securities and Exchange Commission on December 14, 2005.

Exhibit No.	Description
10.1	2005 Nonqualified Stock Option Plan.

The following exhibits are incorporated by reference from our Form 10-QSB for the period ending December 31, 2005:

Exhibit No.	Description
10.1	Termination Agreement

The following exhibits are incorporated by reference from our Form 10-KSB for the period ending June 30, 2006:

Exhibit No.	Description
10.1	Technology License Agreement - Malaysia
10.2	Technology License Agreement - Japan
10.3	Technology License Agreement - Korea
10.4	Technology License Agreement - Alternative Green Energy Systems, Inc.

The following documents are filed herewith:

Exhibit No.	Description
5.1	Opinion of Conrad C. Lysiak, regarding the legality of the securities registered under this Registration Statement.
10.1	2006 Nonqualified Stock Option Plan.
23.1	Consent of Williams & Webster, P.S., independent certified public accountants.
23.2	Consent of Conrad C. Lysiak, Attorney at Law

ITEM 9.     UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 30th day of October, 2006.

FIRST AMERICAN SCIENTIFIC CORP.

BY:	JOHN NICHOLS John B. Nichols, President and Chief Executive Officer

BY:	CALVIN KANTONEN Calvin Kantonen, Chief Financial Officer and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
CALVIN KANTONEN Calvin Kantonen	Treasurer and Chief Financial Officer and member of the member of the Board of Directors	October 30, 2006
JOHN NICHOLS John B. Nichols	President, Chief Executive Officer, Secretary and a member of the Board of Directors	October 30, 2006
_______________________ David Gibson	Secretary and a member of the Board of Directors	____________, 2006